EXHIBIT 99.1

News Release	JBT Corporation
200 E. Randolph Drive Chicago, IL 60601

For Release: Immediate

Investors:	Cindy Shiao	(312) 861-5931
Media:	Ken Jones	(312) 861-6791

JBT Corporation Reports Third Quarter 2010 Results

Highlights (Continuing Operations):

o	Revenue of $217 million and diluted earnings per share of $0.32, both up 10% year-over-year
o	Inbound orders of $240 million up 19% year-over-year
o	Backlog of $342 million up 31% year-over-year
o	Full-year diluted earnings per share guidance range narrowed to $1.20 - $1.28
o	Debt, net of cash, at $132.6 million at the end of third quarter 2010

CHICAGO, November 2, 2010—JBT Corporation (NYSE: JBT), a leading global technology solutions provider to the food processing and air transportation industries, today reported third quarter 2010 results.

Revenue for the quarter was $216.5 million, up 10 percent from the prior year quarter.  Third quarter diluted earnings per share from continuing operations were $0.32, up 10 percent from $0.29 for the same period a year ago.  Gross profit margin declined 150 basis points from the same period last year, primarily a function of product mix during the quarter; however, income from continuing operations before income taxes as a percent of revenue increased to 6.7 percent.  Third quarter inbound orders of $239.5 million and backlog of $342.3 million increased from the prior year quarter by 19 percent and 31 percent, respectively.  Inbound orders were steady sequentially versus the second quarter of 2010, while backlog levels increased 7 percent sequentially.  Debt, net of cash, was $132.6 million, up $8.0 million from the second quarter of 2010 primarily due to a $10.2 million contribution to the Company’s U.S. pension plan.

“We are encouraged by the steady flow of our inbound activity with orders in both our FoodTech and AeroTech segments showing continued strength.  While the economic outlook remains uncertain in a number of our geographies, we believe the recovery in demand for our product lines will continue,” said Charlie Cannon, Chairman and Chief Executive Officer.  “We are pleased with our third quarter results, which were led by recovery in product lines that were most significantly impacted by the recession: specifically, freezing, protein processing and ground support equipment.  Based on year-to-date performance and better visibility into the fourth quarter, we are narrowing our 2010 full-year guidance range to $1.20-$1.28.”

JBT FoodTech

JBT FoodTech’s third quarter revenue of $124.8 million increased 9 percent from the prior year quarter, reflecting continued strong demand for freezing and protein processing product lines, partially offset by softness in sterilization and tomato processing equipment.  JBT FoodTech’s operating profit was $11.9 million, up 14 percent year-over-year primarily due to higher sales volume, while operating margin expanded to 9.5 percent.  Third quarter inbound orders of $127.1 million increased by 2 percent from the prior year quarter and were essentially in line with the second quarter of 2010.  Backlog of $116.9 million declined 10 percent from the prior year quarter.  Several large orders received in 2008 that remained in backlog at the end of third quarter 2009 impacted the year-over-year comparison.  However, backlog increased 2 percent sequentially.

JBT AeroTech

JBT AeroTech’s third quarter revenue of $86.9 million increased 11 percent from the prior year quarter, as strong order activity in the ground support and gate equipment product lines from the prior periods converted into revenue.  This was partially offset by lower Halvorsen volume.  JBT AeroTech’s operating profit for the quarter was $6.1 million, up 11 percent year-over-year, while operating margin was 7.0 percent, steady with the prior year quarter.  Significant margin improvement in the ground support equipment product line, due to higher volume and a lower cost structure from past restructuring efforts, was offset by an unfavorable product mix, primarily resulting from the lower Halvorsen revenue.  Inbound orders totaled $107.6 million, up 47 percent from the prior year quarter, but down 6 percent sequentially.  Order activity for ground support and gate equipment product lines continue to improve.  Backlog of $225.4 million was up 70 percent year-over-year and up 10 percent sequentially.

Corporate Items

Corporate items excluding net interest expense were $1.5 million for the quarter, up $0.3 million from the same period in 2009, primarily reflecting higher corporate staff expenses.

Year-to-date cash generated from operating activities was $2.4 million, which included the funding of a $10.2 million contribution to the Company’s U.S. pension plan in the third quarter of 2010.  The Company ended the quarter with debt, net of cash, of $132.6 million, up from $124.6 million at the end of the second quarter of 2010.  Net interest expense for the quarter was $2.0 million, a reduction of $0.1 million from the prior year quarter.

The year-to-date tax rate from continuing operations was 34.6 percent.

Year-to-date capital expenditures totaled $13.4 million, and depreciation and amortization totaled $17.1 million.

2010 Outlook

The Company is updating its full-year 2010 earnings guidance to $1.20-$1.28 per diluted share, reflecting year-to-date performance and current backlog levels.

Third Quarter Earnings Conference Call

The Company will hold a conference call at 9:00 AM EDT on Wednesday, November 3, 2010 to discuss the third quarter 2010 results.  The call can be accessed live by dialing (877) 235-3250 or (706) 643-5005 and using conference ID 16080182 or through the Investor Relations link on JBT Corporation’s website at http://ir.jbtcorporation.com.  A replay of the call will be available through November 10, 2010 and can be accessed by dialing (800) 642-1687 or (706) 645-9291 and referencing pass code 16080182.  A rebroadcast also will available on the Company’s Investor Relations website.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries.  JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment.  JBT Corporation employs approximately 3,300 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries.  For more information, please visit www.jbtcorporation.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control.  These risks and uncertainties are described under the caption “Risk Factors” in the Company’s 2009 Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission that may be accessed on the Company’s website.  The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.

FINANCIAL TABLES FOLLOW

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$216.5	$196.4	$593.8	$595.6

Costs and expenses:
Cost of sales	160.3	142.4	436.3	435.7
Selling, general and administrative expense	36.0	36.4	106.6	109.2
Research and development expense	4.5	3.9	13.1	12.4
Total costs and expenses	200.8	182.7	556.0	557.3

Other income, net	0.8	1.0	1.0	1.9
Net interest expense	(2.0)	(2.1)	(5.9)	(6.6)
Income from continuing operations before income taxes	14.5	12.6	32.9	33.6
Provision for income taxes	5.1	4.2	11.4	11.4
Income from continuing operations	9.4	8.4	21.5	22.2
Loss from discontinued operations, net of taxes	-	(0.1)	-	(0.1)
Net income	$9.4	$8.3	$21.5	$22.1

Basic earnings per share:
Income from continuing operations	$0.33	$0.30	$0.76	$0.80
Income from discontinued operations	-	-	-	-
Basic earnings per share	$0.33	$0.30	$0.76	$0.80

Diluted earnings per share:
Income from continuing operations	$0.32	$0.29	$0.74	$0.78
Income from discontinued operations	-	-	-	-
Diluted earnings per share	$0.32	$0.29	$0.74	$0.78

Weighted average shares outstanding
Basic	28.3	27.7	28.2	27.6
Diluted	29.2	28.7	29.1	28.5

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue

JBT FoodTech	$124.8	$114.0	$361.9	$354.4
JBT AeroTech	86.9	78.6	226.3	235.9
Other revenue (1) and intercompany eliminations	4.8	3.8	5.6	5.3
Total revenue	$216.5	$196.4	$593.8	$595.6

Income before income taxes

Segment operating profit
JBT FoodTech	$11.9	$10.4	$34.8	$34.7
JBT AeroTech	6.1	5.5	14.8	17.0
Total segment operating profit	18.0	15.9	49.6	51.7

Corporate items
Corporate expense	(4.3)	(4.0)	(12.0)	(11.0)
Other income (expense), net (2)	2.8	2.8	1.2	(0.5)
Net interest expense	(2.0)	(2.1)	(5.9)	(6.6)
Total corporate items	(3.5)	(3.3)	(16.7)	(18.1)

Income from continuing operations before income taxes	$14.5	$12.6	$32.9	$33.6

(1) Other revenue comprises certain gains and losses on derivatives related to foreign exchange exposure.

(2) Other income (expense), net, generally includes stock-based compensation, residual expenses associated with other employee benefits, LIFO adjustments, foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

JBT CORPORATION
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Inbound Orders

JBT FoodTech	$127.1	$125.2	$382.1	$335.6
JBT AeroTech	107.6	73.0	337.0	230.8
Other and intercompany eliminations	4.8	3.9	5.8	5.9

Total inbound orders	$239.5	$202.1	$724.9	$572.3

	September 30,
	2010	2009
Order Backlog

JBT FoodTech	$116.9	$130.2
JBT AeroTech	225.4	132.4
Other and intercompany eliminations	-	(0.4)

Total order backlog	$342.3	$262.2

JBT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$12.5	$14.4
Trade receivables, net	166.7	149.3
Inventories	131.6	107.0
Other current assets	43.3	32.7
Total current assets	354.1	303.4

Property, plant and equipment, net	121.9	126.5
Other assets	94.6	103.2
Total assets	$570.6	$533.1

Accounts payable, trade and other	$78.8	$65.9
Advance payments and progress billings	78.7	69.5
Other current liabilities	92.4	98.2
Total current liabilities	249.9	233.6

Long-term debt, less current portion	143.7	131.8
Accrued pension and other postretirement benefits, less current portion	63.2	77.1
Other liabilities	31.0	28.8
Common stock, paid-in capital and retained earnings	116.6	97.8
Accumulated other comprehensive loss	(33.8)	(36.0)
Total stockholders' equity	82.8	61.8
Total liabilities and stockholders' equity	$570.6	$533.1

JBT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30,
	2010	2009

Cash Flows From Operating Activities:
Income from continuing operations	$21.5	$22.2

Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	17.1	16.5
Other	1.5	12.9

Changes in operating assets and liabilities:
Trade accounts receivable, net	(12.2)	40.1
Inventories	(23.5)	(12.0)
Accounts payable, trade and other	12.9	(4.9)
Advance payments and progress billings	5.1	(10.2)
Accrued pension and other postretirement benefits, net	(13.1)	(17.3)
Other - assets and liabilities	(6.9)	(14.1)

Cash provided by continuing operating activities	2.4	33.2

Cash required by discontinued operating activities	(0.1)	-

Cash Flows From Investing Activities:
Acquisitions	(0.4)	(6.7)
Capital expenditures	(13.4)	(14.5)
Proceeds on disposal of assets and other	0.9	1.2

Cash required by continuing investing activities	(12.9)	(20.0)

Cash Flows From Financing Activities:
Proceeds (payments) on term debt	3.0	(0.1)
Net proceeds (payments) on credit facilities	9.7	(40.0)
Dividends paid	(6.2)	(5.8)
Other	1.9	0.2

Cash provided (required) by financing activities	8.4	(45.7)

Effect of foreign exchange rate changes on cash and cash equivalents	0.3	1.6

Decrease in cash and cash equivalents	(1.9)	(30.9)

Cash and cash equivalents, beginning of period	14.4	43.6

Cash and cash equivalents, end of period	$12.5	$12.7

JBT CORPORATION
RECONCILIATION OF NON-GAAP MEASURES
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

EBIT (Non-GAAP measure)	$16.5	$14.7	$38.8	$40.2

Net interest expense	(2.0)	(2.1)	(5.9)	(6.6)
Provision for income taxes	(5.1)	(4.2)	(11.4)	(11.4)

Income from continuing operations	9.4	8.4	21.5	22.2

Loss from discontinued operations, net of taxes	-	(0.1)	-	(0.1)
Net income	$9.4	$8.3	$21.5	$22.1

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$216.5	$196.4	$593.8	$595.6

EBIT (Non-GAAP measure)	$16.5	$14.7	$38.8	$40.2
EBIT as percent of Revenue (Non-GAAP measure)	7.6%	7.5%	6.5%	6.7%

Net Income	$9.4	$8.3	$21.5	$22.1
Net Income as percent of Revenue	4.3%	4.2%	3.6%	3.7%